FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-276987
DATED SEPTEMBER 11, 2024



Enabling new, essential and valuable chemicals via

Cell-Free Biomanufacturing

invizyne

invizyne

FORWARD-LOOKING STATEMENTS

This presentation contains "forward-looking" information. The information indicates expected future business and financial performance and financial condition. Forward-looking statements address matters that are uncertain. Forward-looking statements are not guarantees of future performance or financial condition, and are only based on management's current expectations, assumptions, estimates and projections about the Company and the industry segments in which the Company operate. The statements that are forward looking are subject to the risks and uncertainties that the Company will face, many of which are discussed in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, for the offering. You are urged to consider these risk factors in evaluating your investment in the Company.

The information contained in this presentation has been prepared to assist interested parties in making their own evaluation of the investment opportunity related to the Company and does not purport to be all-inclusive or to contain all of the information that a prospective investor may desire. In all cases, interested parties should conduct their own investigation and analysis of the data set forth in this presentation and the registration statement for the offering. The Company has not assumed any responsibility for independent verification of any of the forward-looking information contained in this presentation or the related registration statement, including projections and future events and assumptions on which the projections and future events are based. None of the Company or their respective affiliates and representatives makes any representation or warranty (expressed or implied) as to the accuracy or completeness of the forward-looking information contained in this presentation and the related registration statement. Those parties or entities expressly disclaim any and all liability based on or relating to any representations or warranties (expressed or implied) contained in, or errors or omission from, this presentation and the related registration statement or based on or relating to the recipient's use or the use by any of its affiliates or representatives of this presentation or the related the registration statement or any other written or oral communications transmitted to the recipient or any of its affiliates or representatives in the course of its investment evaluation related to this investment opportunity.

The offering will be made only by means of a prospectus forming a part of the registration statement on Form S-1 relating to these securities that has been filed by the Company with the U.S. Securities and Exchange Commission. The securities offered by the Company are highly speculative. Investing in the shares of common stock of the Company involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that an investment in the Company common stock could be illiquid for an indefinite period of time.

We obtained industry, marketing and competitive position data in this presentation from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. While we believe that the statistical data, market data and other industry data and forecasts are reliable we have not independently verified the data.

Prior to this offering, there has been no public market for the shares of common stock of the Company. The Company has applied to list its shares of common stock on the Nasdaq Capital Market, sometimes referred to as "Nasdaq." The listing will not be approved until the time of the offering. No assurance can be given that the application will be approved or that an active trading market for the shares of common stock will develop. The Company will not consummate and close this offering without a listing approval letter from Nasdaq. If the Company does not receive a Nasdaq listing approval, they will terminate the offering.

Listing securities entails significant ongoing corporate obligations including but not limited to disclosure, filing and notification requirements, as well compliance with applicable continued quantitative and qualitative listing standards. If the Company is unable to satisfy these obligations, of which there can be no assurance, the common stock may be delisted. For additional information on Invizyne Technologies, Inc. and the offering, please review the current registration statement on Form S-1 (# 333-276987) that can be found at the following location EDGAR Entity Landing Page (sec.gov).

This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, not will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

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The world is using **unsustainable and inefficient** manufacturing processes to make fuels, foods, medicines, and other products via…

Petroleum-Based Manufacturing

Plant-Derived Products

1st Generation Synthetic Biology

All these processes suffer from fundamental problems and bottlenecks

invizyne

Changes the paradigm of chemical manufacturing by taking the enzyme pathway out of the cell

CELLS ARE COMPLEX & UNFOCUSED


Renewable Feedstocks
1
2
7
30+
Low Product Yields
Toxicity

Only ~5% of energy goes into chemical production

CELL-FREE OPTIMIZES PERFORMANCE


Renewable Feedstocks
1
2
...
30+
Pure Products High Yields

All energy goes into chemical production

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Enables chemical and drug companies to turn natural resources into valuable chemicals **sustainably and affordably**

Key Advantages:

New & Better Products

- Enables new products and markets
- Chemicals that otherwise can not be made
- New and better versions of existing chemicals at better prices

Environmentally Sustainable

- Lowers carbon emissions
- Lowers pollution
- Uses plant-based sugars and starches to create valuable chemicals

Low Production Costs

- Lower CAPEX
- Higher yields
- Less downstream processing
- Fast R&D cycles

Fast Time-To-Market

- Rapid design, testing and proof of feasibility makes it cost-effective
- No toxicity concerns because no fragile cells to keep alive

Demonstrated Approach

- Moving to commercial production scale with more products after demonstrating manufacturing scaling feasibility

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Recognized leader of Cell-Free Biomanufacturing in peer-reviewed scientific journals

3X published in


nature
chemical biology
Evolutionary roadmap
SYNTHETIC MICROBIOLOGY
MOTOR PROTEINS
RNA-BINDING PROTEINS

4X published in


nature
COMMUNICATIONS

INVIZYNE'S DISRUPTIVE SOLUTION: CELL-FREE BIOMANUFACTURING

invizyne

Demonstrated game-changing improvements in manufacturing feasibility versus competitors

Flavors/Fragrances - Terpenes | **Pharmaceuticals - CBGA** | **Biofuels - Isobutanol**



16 g/L
4.4x more product
3.6 g/L
invizyne
Competitor [1]
27.5 g/L
~7x more product
3-4 g/L*
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Competitor [2, 3]
*CBG not CBGA
275 g/L
3x more product 2x faster
90 g/L
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Competitor

Footnotes
1. https://www.ncbi.nlm.nih.gov/pmc/articles/PMC7221582/
2. https://www.proactiveinvestors.com/companies/news/960900/willow-biosciences-ramps-up-production-titer-delivers-corporate-update-960900.html
3. https://www.ieabioenergy.com/blog/publications/progress-in-the-commercialization-of-biojet-sustainable-aviation-fuels-technologies-potential-and-challenges/

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Developing cell-free biomanufacturing solutions ready for commercialization

PRODUCT SELECTION

PARTNER & FUNDING

STEP 1	STEP 2	STEP 3	STEP 4	STEP 5
DESIGN PATHWAYS TO TARGET CHEMICAL	BUILD LAB SCALE WORKING PROTOTYPE	ENZYME OPTIMIZATION	DEVELOP PILOT SCALE PRODUCTION	COMMERCIALIZATION
				
Estimated Costs: 1 Month & $50K	6 months & $100K-200K	1 -24 months & $100K-$2MM	6-12 months & $1MM	

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$13MM+ in grants enabling and accelerating the development of platform technology

NIH – National Institute of Mental Health

Program	Type	Amount
Cannabinoids	Phase I SBIR	$150k
Cannabinoids	Phase II SBIR	$2MM
Methylation	Phase I SBIR	$255k

U.S. Department of Energy

Program	Type	Amount
Cofactors	Phase II SBIR	$2MM
Isobutanol	BETO	$2.1MM + $3.7MM
Alcohols	ARPAe	$1.6MM
Proteins	ARPAe SBIR	$500k
Cofactors	Phase IIb	$1.2MM

NREL – National Renewable Energy Laboratory

Program	Type	Amount
Proteins	TCF	$150k
Cell-Free	Subcontract	$50k

COMMERCIALIZATION STRATEGY

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Solution Selling/Business Development	Product/Market Selection	INVIZYNE FOCUS	Commercialization Strategies	Productization & Go-to-Market
Pharma Companies **Chemical Companies** **Government** **JV or Internal-Driven Business Opportunities**	**Proven Feasibility:** **Biofuels** **Pharmaceuticals** **Flavors/Fragrances** Potential Future: Novel Drugs Foods Creams Drinks Fragrances Paints Dyes Flavors 1,000+ more	Cell-Free Technology Development & Customization **Commercial Development** **Government Grants**	**License with Royalty & Enzyme Sales** **Joint Ventures** **Purpose Built Subsidiaries**	Partner Company Co-Owned Company NewCo


invizyne

invizyne

Business model leverages IP for **proprietary processes, key enzymes and novel chemicals**

10+ patents and substantial trade secrets protecting:

- **Novel Cell-Free Biomanufacturing**
- **Novel Enzymes**
- **Novel & Rare Chemicals**
- **Advanced AI & R&D Platform**

PARTNERSHIP & BUSINESS DEVELOPMENT PRIORITIZATION

Focus on opportunities and markets that **create value for shareholders**


High Value,
Clear Path to Market
High Value,
Difficult Path to Market
Low Value,
Clear Path to Market
Low Value,
Difficult Path to Market
Potential Value Creation
Difficulty of Commercialization

POTENTIAL PARTNERS BY MAJOR VERTICAL

invizyne

PHARMA/APIs

Lilly, Spectrum Therapeutics, Novartis, Otsuka, Roche, Merck, Bristol Myers Squibb, Pfizer, Tetra Bio-Pharma, Chrysea, Johnson & Johnson, Hanmi, Daiichi-Sankyo, Takeda, Benuvia, Eisai U.S., Zynerba, gsk, Tilray Brands, Sanofi, Regeneron, Cronos Group, Samsung Biologics, Celltrion, Astellas, Schedule 1 Therapeutics, Yuhan USA, satipharm, Corbus, Chugai, Gilead, Jazz Pharmaceuticals, Ajinomoto, sunovion, ferment, abbvie, Amgen, Medexus Pharma, Biogen, Lonza, GC Biopharma, SK bioscience, Ipsen, Artelo Biosciences, AstraZeneca, novo nordisk, Lexaria Bioscience, Puretech, IntelGenx

FOOD/FLAVORS/FRAGRANCES

Ajinomoto, Firmenich, Döhler, Kerry, Robertet, Tate & Lyle, Corbion, McCormick, Conagen, Naturex, Danaher, Givaudan, Ingredion, Colorifix, htba, ADM, iff, Lesaffre, dsm-firmenich, Takasago, Isobionics, symrise, Ralph Lauren, Evolva, Sensient, Phytolon, octarine

ENERGY TRANSITION/BIOFUELS

Green Plains, gevo, innventure, Central National, Sumitomo, world energy, Cargill, claeris, Monument Chemical, BASF, POET, MATSUI Corporation, BioWell, novo holdings, ADM, Neste, BYOGY Renewables, novozymes, NXTCLEAN Fuels

INDUSTRIAL CHEMICALS

Dow, innventure, Clariant, sabic, DuPont, Corteva agriscience, Eastman, lyondellbasell, Bayer, OMV, Henkel, AkzoNobel, Solvay, Croda, BASF, stahl, Evonik, Mitsubishi Chemical Group

*Please note: This is not meant to be considered a list of current customers/partners, but rather examples of partnership candidates.

PARTNERSHIP DEAL FUNNEL OPTIMIZATION


1. Initial Discussions
2. Technical Alignment
3. Deal Terms Discussion
4. Term Sheet
5. Definitive Agreement
6. Deal Close
7. Nurture Accounts

Key Considerations

- Discernment in deal selection
- Balanced funnel dynamics
- Continuous replenishment
- Efficient transition and progression
- Quality over quantity
- Strategic abandonment

Isobutanol used as Sustainable Aviation Fuel (SAF)

- A liquid fuel already used in commercial aviation, which reduces CO_2 emissions by up to 80%
- Comprises less than 0.1% of aviation fuels, but **all airlines are looking for suppliers**
- Healthy premiums/subsidies paid for SAF over fossil fuels
- A **politically mandated hyper-growth** market in both US and EU
- 70% of jet fuels at EU airports mandated to be SAF by 2050


Total Addressable Market (U.S.)
$220 Billion
$793 Billion
2022
2030

Source: The International Air Transport Association (IATA.org) and Acumen Research and Consulting

invizyne

Cell-free, enzyme-based biomanufacturing for drug discovery and development

- Enables new and better drugs otherwise impossible to make
- Allows for the biochemical engineering and mass production of a new generation of complex drug molecules, by overcoming the limitations of cellular metabolism and first-generation synthetic biology
- Allows for chemical engineering level control (biocatalysis) at never seen before levels by using the best of biology and chemistry simultaneously



By partnering, instead of trying to compete, we have **multiple shots on goal in multiple markets**

Limited Downside

- Foundational patents
- Capital light
- Government grants and partners

Unlimited Upside

- Unlimited markets
- Multiple potential revenue streams License fees
  - Royalties (1%—8%)
  - Critical enzyme sales

High Impact on NPV

- Ability to disrupt multiple, multi-billion-dollar markets
- Potential value creation significant without the risk profile and cost of competing directly
- Potential to generate significant investor returns relative to capital requirement

invizyne

Five building blocks for the next three years

- Scaling Enzyme Production
- R&D Project & Facilities Expansion
- Expanding the Team of Talents
- Growing Isobutanol Business Unit & Partnerships
- Growing Pharma API Business Unit & Partnerships

OUR TEAM

invizyne

Experienced commercial leadership team including **the world's leading cell-free scientists**



Michael Heltzen
CEO



Tyler Korman Ph.D.
Co-Founder, VP of Research



Paul Opgenorth Ph.D.
Co-Founder, VP of Development



Michael Burns
EVP of Energy Transition



Zachary Karl Ph.D.
VP of Business Development

+ an expert team of 20+ scientists, chemical engineers, technicians, and business development professionals

INVIZYNE IPO SUMMARY (UPDATE)

invizyne

+ $15.00 MM
+ $4.00 per share
+ 3,750,000 shares
+ Proposed Ticker: IZTC
+ Allocation preference given to MDBH shareholders / account holders
+ Management believes IPO qualifies for Section 1202/QSBS exclusion*
+ Trading expected on NASDAQ next week, pending final SEC approval
+ Sept. 6th registration statement adds 2nd quarter financials and Long Term Investor Right

*You should consult your own tax, legal and accounting advisors before engaging in any transaction.

Prior to this offering, there has been no public market for the shares of common stock of the Company. The Company has applied to list its shares of common stock on the Nasdaq Capital Market, sometimes referred to as "Nasdaq." The listing will not be approved until the time of the offering. No assurance can be given that the application will be approved or that an active trading market for the shares of common stock will develop. The Company will not consummate and close this offering without a listing approval letter from Nasdaq. If the Company does not receive a Nasdaq listing approval, they will terminate the offering.

Listing securities entails significant ongoing corporate obligations including but not limited to disclosure, filing and notification requirements, as well compliance with applicable continued quantitative and qualitative listing standards. If the Company is unable to satisfy these obligations, of which there can be no assurance, the common stock may be delisted. For additional information on Invizyne Technologies, Inc. and the offering, please review the current registration statement on Form S-1 (# 333-276987) that can be found at the following location EDGAR Entity Landing Page (sec.gov).

LONG TERM INVESTOR RIGHT (LTIR)

invizyne

Summary:

- Only applies to new shares purchased by investors in offering
- Each share now coupled with a non-transferable contractual right
- Right could allow the original IPO investor to obtain up to one additional share of common stock on the second anniversary of the closing date of the IPO – at no additional expense

Why Offered?

- Attracts and rewards investors aligned with long-term growth and success of business
- Compliments the potential QSBS 1202 benefit
- Compels company to reach value-creating collaboration and licensing milestones to minimize dilution

LONG TERM INVESTOR RIGHT (LTIR)

invizyne

Key Conditions:

- **Ownership:** To benefit from the LTIR, investors must…
  - Register shares within 90 days with the transfer agent in their name (not hold in "street name") or hold in a brokerage account at original underwriters and selected dealers of the offering
  - Continuously hold shares during the two years after the IPO closing date
  - A sale or transfer will generally terminate the right

- **Triggers:** In the two years following the IPO closing date…
  - **Termination:** If IZTC shares **DO** trade at $8.00 (or higher) on 20 trading days (consecutive or non-consecutive), the right is canceled.
  - **Grant:** If IZTC shares **DO NOT** trade at $8.00 (or higher) on 20 trading days (consecutive or non-consecutive), the LTIR will convert to IZTC common shares based on a pre-determined formula.

LTIR EXAMPLE

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Formula:

Calculation 1:

(200% of IPO price - Measurement Average Price*) / Measurement Average Price* = LTIR shares of IZTC common stock received

Calculation 2:

IZTC Shares purchased in IPO x LTIR shares received = LTIR shares of IZTC common stock received

*Measurement Average Price is the highest average of IZTC closing price on Nasdaq for any six-month period during the two-year holding period

invizyne

Example:

Calculation 1:

($8.00 - $5.00) / $5.00 = 0.6

($8.00	- $5.00)	/ $5.00	= 0.6
200% of IPO price	Measurement Average Price*	Measurement Average Price*	LTIR shares of IZTC common stock received

Calculation 2:

1,000 x 0.6 = 600

1,000	x 0.6	= 600
IZTC Shares purchased in IPO	LTIR shares received	LTIR shares of IZTC common stock received

*Measurement Average Price is the highest average of IZTC closing price on Nasdaq for any six-month period during the two-year holding period

INVIZYNE OWNERSHIP TABLE

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	PRE-IPO*	POST-IPO*
Total Shares (Issued, RSUs, SAFE)**	**14,014,581**	**17,764,581**
MDB Shares	**8,272,851**	**8,272,851**
% Owned by MDBH	*59.0%*	*46.6%*
Founders & Other Shares	**5,741,730**	**5,741,730**
% Owned by Founders & Others	*41.0%*	*32.3%*
New IPO Shares		**3,750,000**
% Owned by IPO investors		*21.0%*

*Beneficial ownership calculated under SEC rules

** Does not include options or LTIRs

Enabling the

Cell-Free Biomanufacturing Revolution

Learn more at invizyne.com
or contact:

Michael Heltzen
CEO

Invizyne Technologies Inc.
750 Royal Oaks Drive, Suite 106
Monrovia, CA 91016
Michael.H@Invizyne.com



invizyne